EXHIBIT 5.1

July 14, 2003

Introgen Therapeutics, Inc.
301 Congress Avenue, Suite 1850
Austin, Texas 78701

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Introgen Therapeutics, Inc., a Delaware corporation (the “Company”) and have examined the Company’s registration statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about July 14, 2003 in connection with the registration for resale under the Securities Act of 1933, as amended, of up to (i) 2,000,000 shares of common stock and (ii) up to 400,000 shares of common stock issuable upon exercise of warrants to purchase common stock that are currently held by the selling stockholders named in the Registration Statement. This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

As your legal counsel, we have examined such proceedings and documents as we have deemed necessary or appropriate as a basis for the opinion given herein. It is our opinion that: (a) the shares of common stock being offered by this prospectus are legally issued, fully paid and nonassessable; and (b) the shares of common stock issuable upon exercise of the warrants, when exercised, issued and paid for as contemplated in the warrants, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI Professional Corporation